ARTICLES OF MERGER

OF

GLOBAL WATER ASSET CORPORATION

a Utah Corporation into

GLOBAL WATER ASSET CORPORATION

a Delaware Corporation

Pursuant to the provisions of Sections 16-10a-1105, 16-10a-1106 and 16-10a-1107 of the Utah Revised Business Corporation Act:

 Global Water Asset Corporation, a Utah corporation (hereafter the "Utah Corporation"), and

Global Water Asset Corporation, a Delaware corporation (hereafter the "Delaware Corporation" or "Surviving Corporation"),

adopt the following Articles of Merger for the purpose of merging the Utah Corporation into the Delaware Corporation.   At the effective time of the merger (the “Merger”) (i) the Utah Corporation will merge into the Delaware Corporation; and (ii) shares of the common stock of the Utah Corporation will be converted into shares of the Delaware Corporation all upon the terms and conditions set forth herein. The purpose of this Merger is to change the domicile of the Utah Corporation to the State of Delaware.

1.

The laws of the State of Utah and the State of Delaware, the states under which the Utah Corporation and the Delaware Corporation are organized, permit the Merger.

2.

The Utah Corporation was incorporated March 19, 2004.The Delaware Corporation is currently a wholly-owned subsidiary of the Utah Corporation and was formed under the Delaware General Corporation Law on September 14, 2010.

3.

The Delaware Corporation shall be the surviving corporation.  The name of the Surviving Corporation shall be Global Water Asset Corporation and it is to be governed by the laws of the State of Delaware.

4.

The Agreement and Plan of Merger between the parties is as follows:

A.

The Utah Corporation and the Delaware Corporation have entered into an Agreement and Plan of Merger (the AMerger@) pursuant to which the Utah Corporation shall merge into the Delaware Corporation and the two corporations shall be a single corporation, which shall be the Delaware Corporation as the Surviving Corporation.  The separate existence of the Utah Corporation shall cease except to the extent provided by the laws of the State of Utah applicable to a corporation after its merger into another corporation.

B.      The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public or a private nature, of each of the corporations.  All property, real or personal, and all debts due on whatever account, including subscriptions to shares, and all other choices in action, and all and every other interest of, or belonging to, or due to each of the corporations, shall be taken and deemed to be vested in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in either of the corporations shall not revert or be in any way impaired by reason of the merger.

C.

The Surviving Corporation shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the corporations.  Any claim existing or action or proceeding pending by or against either of the corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the corporations shall be impaired by the Merger.

D.

The aggregate amount of the net assets of the corporations which was available for the payment of dividends immediately prior to the merger, to the extent that the value thereof is not transferred to stated capital by the issuance of shares or otherwise, shall continue to be available for the payment of dividends by the Surviving Corporation.

E.

The Certificate of Incorporation and Bylaws of the Delaware Corporation as existing and constituted immediately prior to the effective date of Merger shall be and constitute the Certificate of Incorporation and Bylaws of the Surviving Corporation.

F.

The directors and officers of the Surviving Corporation shall, at the effective date be as follows:

Michel Pelletier	CEO/ President/Director
Andre Rochett	Chief Financial Officer/Director
Shelley Goff	Director

G.

Each outstanding share of the Utah Corporation shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.  After the effective date of the Merger, each owner of an outstanding certificate or certificates theretofore representing shares of the Utah Corporation shall be entitled, upon surrendering such certificate or certificates to the Surviving Corporation, to receive in exchange therefor a certificate or certificates representing the number of shares of stock of the Surviving Corporation into which the shares of the Utah Corporation theretofore represented by the surrendered certificate or certificates shall have been converted as hereinbefore provided.  Until so surrendered, each outstanding certificate which, prior to the effective date of the Merger, represented shares of the Utah Corporation shall be deemed, for all corporate purposes, to represent the ownership of the common stock of the Surviving Corporation on the basis hereinbefore provided.

H.  The effective date of the Merger shall be the date on which these Articles of Merger are filed in the office of the Division of Corporations and Commercial Code, Department of Commerce, State of Utah and the date a Certificate of Ownership and Merger is filed with the Secretary of State of Delaware.

5.  The Utah Corporation’s authorized capitalization consists of 70,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

6.

As to each of the undersigned corporations, the designation and number of outstanding shares of each class entitled to vote as a class on the Agreement and Plan of Merger are as follows:

  Voting

Number of

  Name of

  Group

Shares

Votes Entitled

Corporation

Designation

Outstanding

   To Be Cast

Utah Corporation

  Common Stock

1,074,675

                         1,354,765

Delaware Corporation

  Common Stock

        1,000                             1,000

6.

As to each of the undersigned corporations, the total number of shares voted for and against the Agreement and Plan of Merger, respectively and as to each class entitled to vote thereon, are as follows:

Voting

Name of

Group

Total

Total

Corporation

Designation

Voted For

Voted Against

Utah Corporation

Common Stock

686,824*

-0-

Delaware Corporation

Common Stock

1,000

-0-

* Votes were obtained by written consent pursuant to Section 16-10a-704 of the Utah Revised Business Corporations Act

6.

The Surviving Corporation hereby authorizes services of process on it in connection with any proceeding to enforce any obligation or rights of dissenting stockholders of the Utah Corporation or in any other proceeding based on a cause of action arising with respect to the Utah Corporation.  Copies of such process shall be mailed to Global Water Asset Corporation, 1170, Place du Frere-Andre, 2e etage, Montreal, Quebec, H3B 3C6, Canada.

In Witness Whereof, the undersigned, the president of each of the Utah Corporation and the Surviving Corporation executes these Articles of Merger and verifies, subject to penalties of perjury, that the statements contained herein are true this 25th day of October, 2010.

Global Water Asset Corporation,

Global Water Asset Corporation,

a Utah corporation

a Delaware corporation

By /s/Michel Pelletier_     _

By /s/Michel Pelletier_________

          Michel Pelletier, President

                            Michel Pelletier, President

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